EXHIBIT 99.1

For Immediate Release

Contact:              Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2023

Greenwich, Connecticut, March 10, 2023 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended January 31, 2023 and provided information regarding financial and operational activities.

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER FISCAL 2023
•
We repurchased in the first quarter of fiscal 2023 in open market transactions 116,016 shares of our Class A Common stock at an average price per share of $18.39 and 287 shares of our Common stock at an average price per share of $18.40.

•	$6.8 million net income attributable to Common and Class A Common stockholders ($0.18 per diluted Class A Common share).
•	$15.6 million of funds from operations (“FFO”) ($0.42 per diluted Class A Common share).(1)
•	94.1% of our consolidated portfolio gross leasable area (“GLA”) was leased at January 31, 2023, an increase of 1.1% from the end of fiscal 2022.
•	4.6% average increase in base rental rates on 84,400 square feet of lease renewals signed in the first quarter of fiscal 2023.
•	10.3% average increase in base rental rates on 73,800 square feet of new leases signed in the first quarter of fiscal 2023.
•	On January 13, 2023, the company paid a $0.25 per share quarterly cash dividend on our Class A Common stock and a $0.225 per share quarterly cash dividend on our Common stock.
•	$14.1 million of cash and cash equivalents currently on our balance sheet.
•	$87 million currently available on our unsecured revolving credit facility.
•	No mortgage debt maturing until 2024.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations
•
On December 14, 2022, the company’s Board of Directors declared a quarterly dividend of $0.25 per Class A Common share and $0.225 per Common share that was paid on January 13, 2023 to holders of record on January 6, 2023. This dividend level represents an increase of $0.05 per share per annum on the Class A Common stock and $0.042 per share per annum on the Common stock.  The Board determined that this level of dividend is appropriate after taking into account, among other things, the continued strength of the company’s liquidity and financial position. Also, as a REIT, the company is required to distribute at least 90% of the company’s taxable income to its stockholders.  Based on the company’s estimates, this level of common stock dividend, when combined with the company’s preferred stock dividends, will satisfy that REIT requirement (excluding any gains on sales of property). The Board will continue to monitor the operating results of the company, and make future dividend decisions, including at our next scheduled meeting on March 22, 2023, based on this and other information available to it.

•
In addition, in December 2022, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that was paid on January 31, 2023 to shareholders of record on January 13, 2023.

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “With the Covid-19 pandemic firmly behind us, we are encouraged to see a continued rebound in our tenants’ businesses and increasing demand for vacant space at our properties.  This quarter, we renewed 84,400 square feet of existing tenant leases and signed 73,800 square feet of new leases, and we are pleased that the leased rate of our portfolio climbed to 94.1% as of January 31, 2023. Additionally, renewal rents increased by 4.6%, our seventh consecutive quarter with renewal increases. The average rental rates on new leases increased this quarter by 10.3%, due in significant part to a new lease with HomeGoods at our Shelton, CT shopping center. We believe the increasing demand for space, coupled with decreasing supply, will continue to have a positive effect on our occupancy and rents going forward.  Our leasing and management teams are very busy working to deliver space for our new tenants, and we have a strong pipeline of new leases that includes 69,500 square feet in the lease negotiation phase and another 124,000 square feet in the letter of intent phase.  Unfortunately, right after quarter end, we took back the Bed Bath and Beyond space at our Ridgeway Shopping Center in Stamford, CT as a result of lease expiration. We are, however, currently negotiating a lease with a national retailer for a large portion of that space. We continue to be grateful for the tremendous efforts and perseverance of our team as well as that of our tenants, who have worked together to get through the challenges of the last two plus years.”

Mr. Biddle continued…. “Our earnings and FFO have returned to pre-pandemic levels, but there is still room to grow the income of our existing portfolio as we fill vacancies with new tenants. Our collection rate on rents billed has returned to pre-pandemic levels, and most of our tenants are able to pay rent without assistance. Our strong balance sheet and liquidity remain the underpinnings of our company’s success, and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments in good times and bad.  Due to our long-term strategy, 87% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses remained solid throughout the pandemic.  During our first quarter, we continued capitalizing on a significant dislocation between the current value of grocery-anchored shopping centers in the private market versus the price of our company’s stock.  We repurchased 116,016 shares of our Class A Common stock at an average price per share of $18.39 and 287 shares of our Common stock at an average price per share of $18.40, which we believe was a good use of our cash and a way to add value for our stockholders.”

Net income applicable to Class A Common and Common stockholders for the first quarter of fiscal 2023 was $6,802,000 or $0.18 per diluted Class A Common share and $0.16 per diluted Common share, compared to net income of $5,397,000 or $0.14 per diluted Class A Common share and $0.13 per diluted Common share in last year’s first quarter.

FFO for the first quarter of fiscal 2023 was $15,567,000 or $0.42 per diluted Class A Common share and $0.38 per diluted Common share, compared with $12,896,000 or $0.33 per diluted Class A Common share and $0.30 per diluted Common share in last year’s first quarter.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 77 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 212 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three Months Ended January 31, 2023 and 2022 Results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended January 31,
	2023	2022

Revenues
Lease income	$35,739	$34,087
Lease termination	1,557	28
Other	1,001	1,440
Total Revenues	38,297	35,555

Expenses
Property operating	6,965	7,002
Property taxes	5,918	5,923
Depreciation and amortization	8,404	7,144
General and administrative	2,726	2,680
Directors' fees and expenses	119	107
Total Operating Expenses	24,132	22,856

Operating Income	14,165	12,699

Non-Operating Income (Expense):
Interest expense	(3,647)	(3,302)
Equity in net income from unconsolidated joint ventures	420	267
Gain (loss) on sale of property	(4)	2
Interest, dividends and other investment income	134	55
Net Income	11,068	9,721

Noncontrolling interests:
Net income attributable to noncontrolling interests	(853)	(911)
Net income attributable to Urstadt Biddle Properties Inc.	10,215	8,810
Preferred stock dividends	(3,413)	(3,413)

Net Income Applicable to Common and Class A Common Stockholders	$6,802	$5,397

Basic Earnings Per Share:
Per Common Share:	$0.17	$0.13
Per Class A Common Share:	$0.18	$0.14

Diluted Earnings Per Share:
Per Common Share:	$0.16	$0.13
Per Class A Common Share:	$0.18	$0.14

Weighted Average Number of Shares Outstanding – (Diluted):
Class A Common and Class A Common Equivalent	28,528	29,768
Common and Common Equivalent	9,798	9,710

Results of Operations

The following information summarizes our results of operations for the three months ended January 31, 2023 and 2022 (amounts in thousands):

	Three Months Ended				Change Attributable to
	January 31,		Increase		Property	Properties Held In
Revenues	2023	2022	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$26,833	$24,989	$1,844	7.4%	$797	$1,047
Recoveries from tenants	8,886	9,274	(388)	(4.2)%	194	(582)
Uncollectable amounts in lease income	(104)	(113)	9	(8.0)%	-	9
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	124	(63)	187	(296.8)%	-	187
Total lease income	35,739	34,087

Lease termination	1,557	28	1,529	5,460.7%	-	1,529
Other income	1,001	1,440	(439)	(30.5)%	(10)	(429)

Operating Expenses
Property operating	6,965	7,002	(37)	(0.5)%	158	(195)
Property taxes	5,918	5,923	(5)	(0.1)%	65	(70)
Depreciation and amortization	8,404	7,144	1,260	17.6%	282	978
General and administrative	2,726	2,680	46	1.7%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,647	3,302	345	10.4%	-	345
Interest, dividends, and other investment income	134	55	79	143.6%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2023 and 2022 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 7.4% to $26.8 million for the three months ended January 31, 2023, as compared with $25.0 million in the corresponding period of 2022. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2022, we acquired one property totaling 188,000 square feet and sold three properties totaling 14,300 square feet. These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three months ended January 31, 2023, when compared with the corresponding period in fiscal 2022.

Properties Held in Both Periods:

Revenues

Base Rent

For properties held in both periods, base rent for the three months ended January 31, 2023 increased by $1.0 million when compared with the corresponding prior period.  This positive variance in the three months ended January 31, 2023 when compared with the corresponding prior period, was primarily a result of net new leasing in the portfolio after the first quarter of fiscal 2022 predominantly at 10 properties.

In the first three months of fiscal 2023, we leased or renewed approximately 158,200 square feet (or approximately 3.5% of total GLA).  At January 31, 2023, our consolidated properties were 94.1% leased (93.0% leased at October 31, 2022).

Tenant Recoveries
In the three months ended January 31, 2023, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $582,000, when compared with the corresponding prior period, predominantly related to the recalculation of one tenant's real estate tax reimbursement calculations, which resulted in additional billings to that tenant in the first quarter of fiscal 2022, which creates negative variance in the first quarter of fiscal 2023.

Lease Termination Income
In the three months ended January 31, 2023, lease termination income increased by $1.5 million when compared with the corresponding prior period, related predominantly to three lease termination settlements reached with three different tenants in the first quarter of fiscal 2023. Those tenants had vacated their premises and reached agreement with the company to settle the remaining obligations under their leases.

Uncollectable Amounts in Lease Income
In the three months ended January 31, 2023, uncollectable amounts in lease income was relatively unchanged from the corresponding prior period.

ASC Topic 842 Cash Basis Lease Income Reversals
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of January 31, 2023, 36 of these 89 tenants are no longer tenants in the Company's properties. There were no significant charges related to cash-basis tenants in the three months ended January 31, 2023 and 2022.

Expenses

Property Operating
In the three months ended January 31, 2023, property operating expenses were relatively unchanged when compared with the corresponding prior period.

Property Taxes
In the three months ended January 31, 2023, property tax expenses were relatively unchanged when compared with the corresponding prior period.

Interest
In the three months ended January 31, 2023, interest expense increased by $345,000 when compared with the corresponding prior period.  The increase was mainly the result of having higher amounts drawn on our unsecured credit facility coupled with higher interest rates as interest on the unsecured credit facility is calculated on a variable rate.

Depreciation and Amortization
In the three months ended January 31, 2023, depreciation and amortization increased by $978,000 when compared with the corresponding prior period.  This increase was related to additional tenant improvement amortization resulting from the termination of three tenant leases at our Orange Meadows property, which terminations were required so that we can deliver the combined spaces to a new tenant.

General and Administrative Expenses
In the three months ended January 31, 2023, general and administrative expenses were relatively unchanged when compared with the corresponding prior period.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time, and industry analysts have accepted FFO as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the three month period ended January 31, 2023 and 2022. (Amounts in thousands)
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three Months Ended January 31, 2023 and 2022
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Three Months Ended
	January 31,
	2023	2022
Net Income Applicable to Common and Class A Common Stockholders	$6,802	$5,397

Real property depreciation	5,914	5,738
Amortization of tenant improvements and allowances	1,998	991
Amortization of deferred leasing costs	478	397
Depreciation and amortization on unconsolidated joint ventures	371	375
(Gain)/loss on sale of property	4	(2)

Funds from Operations Applicable to Common and Class A Common Stockholders	$15,567	$12,896

Funds from Operations (Diluted) Per Share:
Common	$0.38	$0.30
Class A Common	$0.42	$0.33

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,798	9,710
Class A Common and Class A Common Equivalent	28,528	29,768

FFO amounted to $15.6 million in the three months ended January 31, 2023, compared to $12.9 million in the corresponding period of fiscal 2022.  The net increase in FFO is attributable, among other things to:

Increases:

•	A $1.8 million increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2022 predominantly at 10 properties.
•	The net operating income from our Shelton Square acquisition, which closed after the first quarter of fiscal 2022.
•
An increase in lease termination income of $1.5 million when compared with the corresponding prior period, related predominantly to three lease termination settlements reached with three different tenants in the first quarter of fiscal 2023. Those tenants had vacated their premises and reached agreement with the company to settle the remaining obligations under their leases.

Decreases:

•
An increase in interest expense of $345,000 when compared with the corresponding prior period.  The increase was mainly the result of having higher amounts drawn on our Facility coupled with higher interest rates, as interest on the Facility is calculated on a variable rate.

•
A $388,000 net decrease in recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) when compared with the corresponding prior period, predominantly related to the recalculation of one tenant's real estate tax reimbursement calculations, which resulted in additional billings to that tenant in the first quarter of fiscal 2022, which creates negative variance in the first quarter of fiscal 2023.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure, and we believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Three Months Ended January 31,
	2023	2022	% Change
Same Property Operating Results:

Number of Properties (Note 1)	72

Revenue (Note 2)
Base Rent (Note 3)	$25,966	$25,245	2.9%
Uncollectable amounts in lease income-same property	(104)	(113)	(8.0)%
ASC Topic 842 cash-basis lease income reversal-same property	124	(87)	(242.5)%
Recoveries from tenants	8,688	9,270	(6.3)%
Other property income	137	336	(59.2)%
	34,811	34,651	0.5%

Expenses
Property operating	4,098	3,906	4.9%
Property taxes	5,893	5,913	(0.3)%
Other non-recoverable operating expenses	647	549	17.9%
	10,638	10,368	2.6%

Same Property Net Operating Income	$24,173	$24,283	(0.5)%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	746	30
Other Interest income	180	125
Other Dividend Income	8	8
Consolidated lease termination income	1,557	28
Consolidated amortization of above and below market leases	183	174
Consolidated straight line rent income	372	5
Equity in net income of unconsolidated joint ventures	420	267
Taxable REIT subsidiary income/(loss)	(3)	186
Solar income/(loss)	2	(211)
Unrealized holding gains arising during the periods	-	-
Gain on marketable securities	-	-
Interest expense	(3,647)	(3,302)
General and administrative expenses	(2,726)	(2,680)
Uncollectable amounts in lease income	(104)	(113)
Uncollectable amounts in lease income-same property	104	113
ASC Topic 842 cash-basis lease income reversal	124	(87)
ASC Topic 842 cash-basis lease income reversal-same property	(124)	87
Directors fees and expenses	(119)	(107)
Depreciation and amortization	(8,404)	(7,144)
Adjustment for intercompany expenses and other	(1,670)	(1,943)

Total other -net	(13,101)	(14,564)
Income from continuing operations	11,072	9,719	13.9%
Gain (loss) on sale of real estate	(4)	2
Net income	11,068	9,721	13.9%
Net income attributable to noncontrolling interests	(853)	(911)
Net income attributable to Urstadt Biddle Properties Inc.	$10,215	$8,810	15.9%

Same Property Operating Expense Ratio (Note 4)	87.0%	94.4%	(7.5)%

Note 1 - Includes only properties owned for the entire period of both periods presented.

Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income.

Note 3 - Base rents for the three  month period ended January 31, 2023 are reduced by approximately $0, for rents that were deferred, and approximately $0, for rents that were abated, because of COVID-19. Base rents for the three month period ended January 31, 2023, are increased by approximately $19,000, in COVID-19 deferred rents that were billed and collected in the fiscal 2023 periods.

Base rents for the three month period ended January 31, 2022 are reduced by approximately $51,000, for rents that were deferred, and approximately $124,000 for rents that were abated, because of COVID-19. Base rents for the three month period ended January 31, 2022, are increased by approximately $287,000, in COVID-19 deferred rents that were billed and collected in the fiscal 2022 periods.

Note 4 -Represents the percentage of property operating expense and real estate tax.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2023	2022
	(Unaudited)
Assets
Cash and Cash Equivalents	$14,094	$14,966

Real Estate investments before accumulated depreciation	$1,193,552	$1,190,356

Investments in and advances to unconsolidated joint ventures	$28,601	$29,586

Total Assets	$995,316	$997,326

Liabilities
Revolving credit line	$37,500	$30,500

Mortgage notes payable and other loans	$300,500	$302,316

Total Liabilities	$370,240	$361,474

Redeemable Noncontrolling Interests	$61,206	$61,550

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$563,870	$574,302